Escalade Announces Third Quarter Dividend of $0.08 Per Share

EVANSVILLE, Ind., Nov. 9, 2012 /PRNewswire/ -- Escalade, Inc. (NASDAQ: ESCA) The Board of Directors of Escalade, Inc. announced today a quarterly dividend in respect to the third quarter of 2012 of eight cents ($0.08) per share would be paid to all shareholders of record on December 13, 2012 and disbursed on December 20, 2012.

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Escalade has executed on its strategy to grow its profitability and operating income as well as maintaining a strong financial position. As such, Escalade's Board of Directors has adopted a dividend policy under which the Company intends to pay quarterly cash dividends on its common stock. Escalade expects the annual rate to be $0.32 per share per year for 2012, or $0.08 per share quarterly. Escalade's Board of Directors will evaluate the Company's dividend policy on an ongoing basis after giving consideration to, among other things, the financial condition of and outlook for the Company and any particular cash flow and financing needs of the Company.

"This dividend of $0.08 per share reflects our continued confidence in the long-term stability of our Company," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "We are pleased with the strength of our balance sheet and excited about opportunities for future growth."

Escalade is a quality manufacturer and marketer of sporting goods and information security/print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449 or Robert J. Keller, President and CEO at 812/467-4449.

This press release contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

CONTACT:
Deborah Meinert
Vice President and CFO
812/467-4449